Item 6. Selected Financial Data

Set forth below is our summary consolidated financial information and other financial data (in thousands, except common share data). This information should be read in conjunction with “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations” filed as Exhibit 99.2 to this report and “Item 8. Financial Statements and Supplementary Data” filed as Exhibit 99.3 to this report.

We adopted Statement of Financial Accounting Standards No. 123R, "Share-Based Payment" (Statement 123R) in the quarter ended March 31, 2006. Statement 123R requires that the grant date fair value of equity awards to employees be recognized as compensation expense over the period during which an employee is required to provide service in exchange for such award. Because we elected to adopt Statement 123R using modified retrospective application, the historical financial information contained in this Item 6 and elsewhere in this report has been restated to reflect the impact of adoption. See Note 19, "Stock-Based Compensation" in the Notes to Consolidated Financial Statements contained in Exhibit 99.3 to this report for information on the impact of adopting Statement 123R and its effect on prior periods.

Our summary consolidated financial information and other financial data contain certain information determined by methods other than in accordance with accounting principles generally accepted in the United States of America (GAAP). These measures include net interest margin on a fully tax equivalent basis, tangible equity, tangible book value per common share, tangible equity to assets ratio and cash return on average tangible equity. Our management uses these non-GAAP measures in its analysis of our performance. The tax equivalent adjustment to net interest margin recognizes the income tax savings when comparing taxable and tax-exempt assets and assumes a 35% tax rate. Tangible book value per common share, tangible equity and tangible equity to assets ratio measures exclude the ending balances of acquisition-related goodwill and other intangible assets, net of tax benefit, in determining tangible stockholders’ equity. Banking and financial institution regulators also exclude goodwill and other intangible assets, net of tax benefit, from stockholders’ equity when assessing capital adequacy. Management believes the presentation of the financial measures excluding the impact of these items provides useful supplemental information that is helpful in understanding our financial results, as they provide a method to assess management’s success in utilizing our tangible capital. This disclosure should not be viewed as a substitute for the results determined to be in accordance with GAAP, nor is it necessarily comparable to non-GAAP performance measures that may be presented by other companies.

Reconciliations of net interest margin on a fully tax equivalent basis to net interest margin and tangible book value per share to book value per share are contained in the “Selected Financial Data” below.

Selected Financial Data:
	As of or for the Year Ended December 31,
	2005	2004	2003	2002	2001 (3)
Statement of Income Data:
Interest income	$293,904	$229,514	$206,904	$208,866	$227,256
Interest expense	112,518	69,114	65,368	76,188	111,882

Net interest income	181,386	160,400	141,536	132,678	115,374
Provision for loan losses	8,650	7,800	12,756	13,220	6,901

Net interest income after provision for loan losses	172,736	152,600	128,780	119,458	108,473
Other income	62,429	65,314	61,637	39,116	26,196
Gain on sale of bank subsidiary	-	-	3,083	-	-
Goodwill amortization expense	-	-	-	-	2,548
Other expenses	141,632	127,148	117,877	91,665	86,322
Merger expenses	-	-	(720)	-	22,661

Income before income taxes	93,533	90,766	76,343	66,909	23,138
Applicable income taxes	28,779	27,638	23,776	21,080	12,362

Net income	$64,754	$63,128	$52,567	$45,829	$10,776

Common Share Data (1):
Basic earnings per common share	$2.27	$2.26	$1.97	$1.73	$0.41
Diluted earnings per common share	2.24	2.21	1.94	1.70	0.40
Book value per common share	17.81	16.90	14.12	12.98	11.26
Less: goodwill and other intangible assets, net of
tax benefit, per common share	4.66	4.63	2.81	1.79	1.29
Tangible book value per common share	$13.15	$12.27	$11.31	$11.19	$9.97
Weighted average common shares outstanding:
Basic	28,480,909	27,886,191	26,648,265	26,429,523	26,342,712
Diluted	28,895,042	28,537,111	27,115,653	26,948,185	26,758,746
Dividend payout ratio (2)	24.63%	22.09%	22.31%	23.07%	73.34%
Cash dividends per common share (2)	$0.56	$0.50	$0.44	$0.40	$0.30

(1) We split our common shares three-for-two by paying a 50% stock dividend in December 2003. All common share and per common share data has been adjusted to reflect the dividend.
(2) Prior to the Old MB Financial-MidCity Financial merger, which was completed on November 6, 2001, Old MB Financial did not pay any cash dividends, and we paid our first cash dividend after the Old MB Financial-MidCity Financial merger in February 2002. Accordingly, cash dividends per common share data and dividend payout ratio information during the year ended December 31, 2001 reflects dividends paid prior to the Old MB Financial-MidCity Financial merger to holders of shares of MidCity Financial common stock, which was converted to our common stock at an exchange ratio of 230.32955 to 1.
(3) For the year ended December 31, 2001, includes expenses totaling $22.7 million ($19.2 million net of the related tax benefit) incurred in connection with the MB-MidCity merger.

Selected Financial Data (continued):

	As of or for the Year Ended December 31,
(Dollars in thousands)	2005	2004	2003	2002	2001 (1)

Balance Sheet Data:
Cash and due from banks	$92,001	$88,231	$91,283	$90,522	$106,572
Federal funds sold	-	-	-	16,100	19,500
Investment securities	1,405,844	1,391,444	1,112,110	893,553	843,286
Loans, gross	3,746,182	3,345,557	2,825,794	2,504,714	2,311,954
Allowance for loan losses	44,979	44,266	39,572	33,890	27,500
Total assets	5,719,065	5,253,975	4,355,093	3,759,581	3,465,853
Deposits	4,201,700	3,962,012	3,432,035	3,019,565	2,821,726
Short-term and long-term borrowings	816,863	662,248	413,064	268,695	277,262
Junior subordinated notes issued to capital trusts	123,526	87,443	87,443	84,800	25,000
Stockholders’ equity	506,986	484,537	377,717	345,129	295,271
Less: goodwill	125,010	123,628	70,293	45,851	32,031
Less: other intangible assets, net of tax benefit	8,186	8,832	4,914	1,818	1,817
Tangible equity	$ 373,790	$ 352,077	$ 302,510	$ 297,460	$ 261,423

Performance Ratios:
Return on average assets	1.17%	1.31%	1.26%	1.25%	0.31%
Return on average equity	13.15	14.50	14.52	14.35	3.71
Net interest margin (2)	3.63	3.69	3.72	3.97	3.65
Tax equivalent effect	0.11	0.10	0.08	0.06	0.08
Net interest margin - fully tax equivalent basis (2)	3.74	3.79	3.80	4.03	3.73
Cash return on average tangible equity	18.16	19.53	18.38	16.79	12.87
Loans to deposits	89.16	84.44	82.34	82.95	81.93

Asset Quality Ratios:
Non-performing loans to total loans (3)	0.56%	0.71%	0.75%	0.88%	0.78%
Non-performing assets to total assets (4)	0.38	0.46	0.50	0.60	0.55
Allowance for loan losses to total loans	1.20	1.32	1.40	1.35	1.19
Allowance for loan losses to non-performing loans (3)	212.55	186.90	187.44	154.16	152.79
Net loan charge-offs to average loans	0.22	0.23	0.37	0.33	0.42

Liquidity and Capital Ratios:
Tier 1 capital to risk weighted assets	11.70%	11.38%	11.71%	13.12%	10.76%
Total capital to risk weighted assets	12.91	12.54	12.93	15.06	12.46
Tier 1 capital to average assets	9.08	8.62	9.02	9.80	7.99
Average equity to average assets	8.93	9.07	8.68	8.73	8.48
Tangible equity to assets (5)	6.69	6.87	7.07	8.01	7.62

Other:
Banking facilities	45	45	41	44	38
Full time equivalent employees	1,123	1,030	936	809	754

(1)	For the year ended December 31, 2001, includes expenses totaling $22.7 million ($19.2 million net of the related tax benefit) incurred in connection with the MB-MidCity merger.
(2)	Net interest margin represents net interest income as a percentage of average interest earning assets.
(3)
Non-performing loans include loans accounted for on a non-accrual basis, accruing loans contractually past due 90 days or more as to interest or principal and loans the terms of which have been renegotiated to provide reduction or deferral of interest or principal because of a deterioration in the financial position of the borrower.

(4)	Non-performing assets include non-performing loans, other real estate owned and other repossessed assets.
(5)	Equal to total stockholders’ equity less goodwill and other intangibles, net of tax benefit, divided by total assets less goodwill and other intangibles, net of tax benefit.

Selected Financial Data (continued):

The following table presents a reconciliation of cash return on average tangible equity (in thousands):

	2005	2004	2003	2002	2001(1)
Net Income, as reported	$64,754	$63,128	$52,567	$45,829	$29,951
Plus: Intangible amortization, net of tax benefit	645	660	754	631	3,212
	$65,399	$63,788	$53,321	$46,460	$33,163

Average stockholder’s equity	$492,513	$435,419	$362,151	$319,376	$290,120
Less: Average goodwill	123,879	101,314	67,391	40,773	30,439
Less: Average other intangible assets net of tax benefit	8,496	7,453	4,692	1,914	2,082
Average tangible equity	$360,138	$326,652	$290,068	$276,689	$257,599

(1) Excludes expenses totaling $22.7 million ($19.2 million net of the related tax benefit) incurred in connection with the MB-MidCity merger.

The following table sets forth our selected quarterly financial data (in thousands, except common share data):

	Three Months Ended 2005				Three Months Ended 2004
	December	September	June	March	December	September	June	March
Statement of Income Data:
Interest income	$79,500	$76,377	$72,068	$65,959	$64,035	$60,601	$53,761	$51,117
Interest expense	33,673	30,190	26,381	22,274	19,893	18,190	15,955	15,076

Net interest income	45,827	46,187	45,687	43,685	44,142	42,411	37,806	36,041
Provision for loan losses	1,500	1,750	3,000	2,400	2,250	1,750	1,800	2,000

Net interest income after	44,327	44,437	42,687	41,285	41,892	40,661	36,006	34,041
provision for loan losses
Other income	12,384	16,723	17,706	15,616	16,383	15,469	17,196	16,266
Other expenses	37,164	37,069	34,907	32,492	33,272	32,642	31,470	29,763
Income before income taxes	19,547	24,091	25,486	24,409	25,003	23,488	21,732	20,544
Income taxes	5,841	7,445	7,924	7,569	7,773	7,046	6,594	6,226
Net income	$13,706	$16,646	$17,562	$16,840	$17,230	$16,442	$15,138	$14,318

Net Interest Margin	3.56%	3.60%	3.67%	3.69%	3.76%	3.72%	3.62%	3.63%
Tax equivalent effect	0.11%	0.11%	0.11%	0.11%	0.11%	0.11%	0.10%	0.11%
Net interest margin on a fully tax
Equivalent basis	3.67%	3.71%	3.78%	3.80%	3.87%	3.83%	3.72%	3.74%

Common Share Data :
Basic earnings per common
share	$0.48	$0.58	$0.62	$0.59	$0.60	$0.57	$0.55	$0.53
Diluted earnings per common
share	$0.47	$0.57	$0.61	$0.57	$0.59	$0.56	$0.54	$0.52
Weighted average common
shares outstanding	28,521,318	28,506,656	28,357,533	28,538,032	28,629,689	28,640,405	27,491,517	26,766,696
Diluted weighted average
common shares outstanding	28,931,905	28,955,455	28,916,117	29,293,951	29,368,779	29,291,501	28,116,194	27,396,844

Fourth Quarter Results

We had net income of $13.7 million for the fourth quarter of 2005, compared to $17.2 million for the fourth quarter of 2004. The results for the fourth quarter of 2005 generated an annualized return on average assets of 0.96% and an annualized return on average equity of 10.80%, compared to 1.33% and 14.27%, respectively, for the same period in 2004.

Net interest income was $45.8 million for the three months ended December 31, 2005, an increase of $1.7 million, or 3.82% from $44.1 million for the comparable period in 2004. Net interest income grew primarily due to a $442.2 million, or 9.5% increase in average interest earning assets resulting from organic growth. The net interest margin, expressed on a fully tax equivalent basis, was 3.67% for the fourth quarter of 2005 and 3.87% for the fourth quarter of 2004. Five basis points of the decline in the fourth quarter of 2005 compared to the fourth quarter of 2004 was due to lower amortization of loan fees due to fewer paydowns. The remainder of the decline from the fourth quarter of 2004 is due to the flattening yield curve, tightening credit spreads on loans and a shift in the Company’s funding mix towards higher cost deposits and liabilities. The increase in short-term borrowings and brokered deposits was primarily due to the Company’s strong loan growth and its long term goal of migrating to a less interest sensitive deposit base. In the short run, this resulted in a decline in deposits related to the most interest sensitive customers. This decline, as well as the Company’s loan growth, has been funded with short term borrowings and brokered deposits.

Provision for loan losses was $1.5 million in the fourth quarter of 2005 compared to $2.3 million in the fourth quarter of 2004. Net charge-offs were $1.3 million in the quarter ended December 31, 2005 compared to $2.4 million in the quarter ended December 31, 2004. See “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations - Asset Quality” section below for further analysis of the allowance for loan losses.

Other income was $12.4 million for the quarter ended December 31, 2005, a decrease of $4.0 million, or 24.4% compared to $16.4 million for the quarter ended December 31, 2004. Net loss on securities sold increased $2.3 million to $3.7 million compared to $1.4 million for the quarter ended December 31, 2004. The Company sold $147 million in investment securities in the 2005 quarter, which represented approximately 11% of the Company’s investment portfolio. The net proceeds generated from the sale were used to acquire higher yielding, shorter duration securities, which is expected to better position the Company’s balance sheet for the current interest rate environment. There were $20 thousand in net gains recognized on the sale of other assets for the quarter ended December 31, 2005 compared to $2.8 million in net gains for the quarter ended December 31, 2004. The net gains recognized for the quarter ended December 31, 2004 were comprised of a $4.2 million gain on the sale of two banking facilities and $1.4 million in losses on the retirement of assets in connection with the purchase of the Company’s operations center in Rosemont, Illinois. Net lease financing increased by $636 thousand due to higher levels of income realized on lease equipment in which we own a residual interest in the fourth quarter of 2005.

Other expense increased $3.9 million or 11.7% to $37.2 million for the quarter ended December 31, 2005 from $33.3 million for the quarter ended December 31, 2004. Salaries and employee benefits and advertising and marketing expense increased by $1.6 million and $198 thousand, respectively. Approximately $700 thousand of the increase in salaries expense and the increase in advertising and marketing expense was due primarily to the new deposit strategy. The remaining increase in salaries was primarily due to organic growth. Other expenses increased by $939 thousand. Approximately $385 thousand of the increase was due to outsourcing customer statement processing. The remaining increase was due to organic growth. Professional and legal expense increased $508 thousand. Computer service expense increased by $398 thousand due to organic growth and continued system upgrades and expansion related to our new MB Financial Center operations in Rosemont, Illinois. Telecommunication expense decreased $125 thousand as the Company began to see lower costs as a result of completing an upgrade of its phone systems.

Income tax expense for the three months ended December 31, 2005 decreased $1.9 million to $5.8 million compared to $7.8 million for the same period in 2004. The effective tax rate was 29.9% and 31.1% for the quarter ended December 31, 2005 and 2004, respectively. The decline in the effective tax rate was due to a higher percentage of pre-tax income coming from tax exempt sources for the three months ended December 31, 2005 compared to the same period in 2004.